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                                                                     EXHIBIT 4.1


                           CEYONIQ AKTIENGELSELLSCHAFT
                   EMPLOYEE BENEFIT PARTICIPATION PROGRAM 2001

                             AND ENGLISH TRANSLATION


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                            CE COMPUTER EQUIPMENT AG
                                    BIELEFELD

                      MITARBEITERBETEILIGUNGSPROGRAMM 2001



                                 ANLEIHEVERTRAG

I.       BEGRIFFSBESTIMMUNGEN

         Die hierin verwandten Begriffe haben, sofern sich nicht aus dem Sachzusammenhang etwas anderes ergibt, die in dem Zeichnungsschein bzw. in ANHANG 1 festgelegte Bedeutung.

II.      ERWERB DER SCHULDVERSCHREIBUNG

         Auf der Grundlage der im Zeichnungsschein und in diesem Anleihevertrag enthaltenen Bedingungen raumt die Gesellschaft dem Teilnehmer am Ausgabetag die Moglichkeit ein, die im Zeichnungsschein festgelegte Anzahl Schuldverschreibungen zum Ausgabepreis zu erwerben. Die Schuldverschreibungen konnen ausschlie(beta)lich wahrend innerhalb eines Zeitraumes von zehn Bankarbeitstagen (in Frankfurt am Main) ab dem zweiten Bankarbeitstag entweder nach (i) der ordentlichen Hauptversammlung, (ii) der Pressekonferenz uber den Jahresabschluss oder (iii) der Veroffentlichung des Zwischenberichts fur das erste, zweite oder dritte Quartal des jeweils laufenden Geschaftsjahres erworben werden.

         Die Gesellschaft wird an ihrem Geschaftssitz ein Register unterhalten, in dem die Namen und Adressen eines jeden Teilnehmers, die Adresse, an die Mitteilungen und Benachrichtigungen zu senden sind und alle Einzelheiten der jeweiligen Wandlungsrechte aus den
         Schuldverschreibungen aufzunehmen sind.

III.     LAUFZEIT UND VERZINSUNG DER SCHULDVERSCHREIBUNG

         Die Laufzeit der Schuldverschreibungen betragt maximal funf Jahre. Der bei Erwerb der Schuldverschreibung vom Teilnehmer an die Gesellschaft zu zahlende Nennbetrag von E 0,10 je erworbener Schuldverschreibung wird von der Gesellschaft mit 5% p.a. verzinst. Der Teilnehmer hat keinen Anspruch auf regelma(beta)ige Auszahlung der Zinsbetrage; diese werden (i) im Falle der Wandlung im Anschluss an das Wirksamwerden der Wandlung ausgezahlt oder (ii) im Hinblick auf die nicht ausgeubten Schuldverschreibungen am Ende der Laufzeit (der "FALLIGKEITSTAG") ausgezahlt.

IV.      WANDLUNGSRECHT UND RECHT ZUM RUCKERWERB

         1.       WANDLUNGSRECHT

                  Jede Schuldverschreibung im Nennbetrag von E 0,10 ist entsprechend dem in dem Zeichnungsschein enthaltenen Ausubungszeitplan bei Ausubungsreife vor dem Falligkeitstag zu dem im Zeichnungsschein festgesetzten Wandlungspreis in eine voll eingezahlte Aktie der Gesellschaft wandelbar. Der Wandlungspreis sowie die Anzahl der Aktien, die Gegenstand der Schuldverschreibungen sind, konnen in Ubereinstimmung mit den Bestimmungen der Ziffer VII. dieses Anleihevertrages von Zeit zu Zeit angepasst werden.

                  Zur Sicherung der Wandlungsrechte dienen - vorbehaltlich einer Anpassung nach Ziffer VII. dieses Anleihevertrages - bis zu maximal Stuck 1.928.572 Aktien aus der von der
                  Hauptversammlung am 2. August 2000 beschlossenen bedingten Kapitalerhohung.


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         2.       UBERTRAGBARKEIT DER  SCHULDVERSCHREIBUNGEN; RUCKERWERB DER
                  SCHULDVERSCHREIBUNGEN NACH BEENDIGUNG DES ANSTELLUNGS- ODER DIENSTVERHALTNISSES

                  Die Schuldverschreibungen sowie die damit verbundenen Rechte und das Recht zum Erwerb einer Schuldverschreibung sind in keiner Weise verau(beta)erlich, ubertragbar, verpfandbar oder abtretbar. Jede Verpfandung, Abtretung oder anderweitige Ubertragung der Rechte des Teilnehmers ist von Anfang an unwirksam und nichtig.

                  Im Todesfall eines Teilnehmers gehen die Schuldverschreibungen sowie die damit verbundenen Rechte entsprechend den testamentarischen oder den allgemeinen erbrechtlichen Regeln uber. Voraussetzung hierfur ist allerdings, jede Person, welche die Schuldverschreibungen direkt von dem Teilnehmer durch letztwillige Verfugung, Vermachtnis oder Erbfall erlangt hat bzw. der Testamentsvollstrecker oder Nachlassverwalter (gemeinsam die "ERBEN") schriftlich gegenuber der Gesellschaft erklart und anerkennt, dass er an die Bestimmungen dieses Anleihevertrages dergestalt gebunden ist, als ware er oder der Nachlass ein Teilnehmer.

                  Sollte das Anstellungs- oder Dienstverhaltnis des Teilnehmers aus irgend einem Grund beendet werden (ausgenommen hiervon ist der Wechsel innerhalb des CE Konzerns), sind die bis zu diesem Zeitpunkt noch nicht zur Ausubungsreife gelangten Schuldverschreibungen ab diesem Zeitpunkt nicht mehr wandelbar und werden von der Gesellschaft zum Ausgabepreis am Falligkeitstag zuruckgekauft. Die zur Ausubungsreife gelangten Schuldverschreibungen konnen bis zum fruhesten der folgenden Zeitpunkte gewandelt werden:

                  a) dem Falligkeitstag (oder, wenn dieser kein Bankarbeitstag ist, dem nachsten Bankarbeitstag),

                  b) dem nachsten zulassigen Ausubungszeitraum, in dem das Anstellungs- oder Dienstverhaltnis des Teilnehmers aus einem anderen Grund als Tod, Erwerbsunfahigkeit oder Pensionierung endet, oder

                  c) dem vierten zulassigen Ausubungszeitraum, in dem das Anstellungs- oder Dienstverhaltnis des Teilnehmers durch Tod, Erwerbsunfahigkeit oder Pensionierung endet.

                  Die Schuldverschreibungen konnen gema(beta) dem vorstehenden Satz vor dem Falligkeitstag von den Erben ausgeubt werden, jedoch nur in dem Umfang, wie die Schuldverschreibung bereits vor dem Tod des Teilnehmers zur Ausubung reif war. Nach Verfall des Wandlungsrechtes aus den Schuldverschreibungen gema(beta) den vorstehenden Bestimmungen wird die Gesellschaft die Schuldverschreibungen am Falligkeitstag zum Ausgabepreis zuzuglich aufgelaufener Zinsen zuruckkaufen.

         3. BEHANDLUNG VON SCHULDVERSCHREIBUNGEN IM FALLE EINES WECHSELS DER UNTERNEHMENSKONTROLLE DER GESELLSCHAFT ("CHANGE IN CONTROL")

                  a) Im Falle der Beendigung des Anstellungs- oder Dienstverhaltnisses eines Teilnehmers ohne wichtigen Grund bzw. bei Kundigung des Teilnehmers aus triftigem Grund innerhalb eines Jahres nach Eintreten eines Change in Control werden alle an diesen Teilnehmer ausgegebenen Schuldverschreibungen automatisch auf den Tag der Beendigung oder Kundigung bezogen ausub- und wandelbar. Ungeachtet des Vorstehenden behalt sich die Gesellschaft fur den Fall eines Change in Control ausdrucklich vor, samtliche ausgegebenen Schuldverschreibungen mit


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                           Wirkung zum Eintritt des Change in Control zu
                           widerrufen und einzuziehen und jedem Teilnehmer innerhalb von funf Bankarbeitstagen nach Eintritt des Change in Control fur jede Schuldverschreibung den Differenzbetrag zwischen dem Einheitskurs der Aktie der Gesellschaft im Parketthandel (oder nach dessen etwaiger Abschaffung der dem Einheitskurs insbesondere vom Zeitpunkt der Erstellung am nachsten kommende Kurs) der Aktien am Tage des Eintritts des Change in Control und dem Wandlungspreis zuzuglich bis dahin aufgelaufener Zinsen zahlen.

                  b) Ungeachtet des Vorstehenden, sollte sich die Gesellschaft als Partei an einer Transaktion beteiligen, die darauf ausgerichtet ist, aus Rechnungslegungssicht als "pooling of interest" qualifiziert zu werden, und eine oder mehrere Bestimmungen des Programms oder dieses Anleihevertrages einer solchen Qualifizierung entgegenstehen, sind das Programm und dieser Anleihevertrag so auszulegen, dass sie diese Rechnungslegungsmethode schutzen. Soweit eine solche Auslegung nicht moglich ist, ist Ziffer VI. 3. a) dieses Vertrages entsprechend anwendbar. Alle Entscheidungen im Zusammenhang mit den
                           Bestimmungen in diesem Absatz sollen von der unabhangigen Wirtschaftsprufungsgesellschaft getroffen werden, deren Gutachten im Hinblick auf das "pooling of interest" eine Bedingung fur die Durchfuhrung einer derartigen Transaktion darstellt.

         4.       RUCKKAUF AM FALLIGKEITSTAG

                  Fur den Fall, dass ein Teilnehmer seine Schuldverschreibungen vor dem Falligkeitstag (bzw. sofern dieser nicht auf einen Bankarbeitstag fallt, der nachstfolgende Bankarbeitstag) nicht in Aktien der Gesellschaft gewandelt hat, verfallt sein Wandlungsrecht und die Gesellschaft ist verpflichtet, die noch ausstehenden Schuldverschreibungen am Falligkeitstag zum Ausgabepreis, zuzuglich eventuell aufgelaufener Zinsen, zuruckzukaufen.

IV. WANDLUNG; STIMMRECHTE UND DIVIDENDENBERECHTIGUNG; LIEFERUNG DER AKTIEN; AUSSCHLUSS VON AKTIENSPITZEN

         1. Im Falle der Ausubung des Wandlungsrechts ist fur den Erwerb einer Aktie eine Barzuzahlung (die "BARZUZAHLUNG") in Hohe des Betrages zu leisten, um den der Wandlungspreis den Ausgabepreis einer Schuldverschreibung ubersteigt. Der Teilnehmer, der seine Schuldverschreibungen in Aktien der Gesellschaft wandeln will, muss sicherstellen, dass die Ausubungserklarung der Gesellschaft spatestens einen Bankarbeitstag vor dem gewunschten Ausubungstag, 16:00 Uhr, an der Geschaftsadresse der Gesellschaft zugeht und die Barzuzahlung auf ein dem Teilnehmer mitgeteiltes Konto der Gesellschaft eingezahlt ist. Die Wandlung wird fur beide Parteien zu dem Zeitpunkt wirksam, an dem die Ausubungserklarung und die zu leistende Barzuzahlung bei der Gesellschaft eingegangen sind. Die auf die gewandelten Schuldverschreibungen entfallenden und aufgelaufenen Zinsen werden schnellstmoglich nach Wirksamwerden der Wandlung in bar ausgezahlt. Sollte die Wandlung gema(beta)den vorstehenden Satzen zu einem Zeitpunkt wirksam werden, zu dem sie gema(beta)den Bestimmungen im Zeichnungsschein zum Ausubungszeitplan nicht wirksam erklart werden kann, so ist die Wandlung innerhalb eines der nachsten Zeitraume erneut zu erklaren, es sie denn, die Wandlungserklarung erfolgt auf den Falligkeitstag.

                  Die Ausubungserklarung muss (i) rechtsgultig von dem Teilnehmer unterschrieben sein, und (ii) das gewunschte Datum des Wirksamwerdens der Wandlung, also einen Bankarbeitstag innerhalb der genannten Ausubungszeitraume angeben (der "AUSUBUNGSTAG"). Daruber hinaus muss der Teilnehmer fur die Gesellschaft akzeptable Vorkehrungen im Hinblick auf die Zahlung jedweder, im Zusammenhang mit der Wandlung stehender Abzugsteuern treffen.

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         2.       Zum Zeitpunkt des Wirksamwerdens der Wandlung werden die
                  gewandelten Schuldverschreibungen eingezogen und fur ungultig erklart.

         3. Dem Teilnehmer steht bis zur Ausubung der Wandlungsrechte und Wandlung der Schuldverschreibungen in Aktien der Gesellschaft keinerlei Mitgliedschafts- oder Stimmrechte zu. Die aus der Wandlung hervorgehenden Aktien sind fur das gesamte Geschaftsjahr der Gesellschaft dividendenberechtigt, in dem die Wandlungserklarung gema(beta) Ziffer VI. 1. dieses Anleihevertrags wirksam wird. Die Aktien werden buchma(beta)ig geliefert; das Recht des Teilnehmers auf Einzelverbriefung der Aktien ist ausgeschlossen.

         4. Die Ausgabe von Aktienspitzen aufgrund der Wandlung ist ausgeschlossen. Eventuelle aufgrund der Wandlung entstehende Spitzenbetrage werden an den Teilnehmer gemeinsam mit den aufgelaufenen Zinsen schnellstmoglich nach Wirksamwerden der Wandlung in bar ausgezahlt.

VI.      EINHALTUNG ZWINGENDEN RECHTS

         Die Gesellschaft ist nicht verpflichtet, die Schuldverschreibungen oder hierunter auszugebende Aktien in irgendeiner Anwendung findenden Rechtsordnung registrieren zu lassen.

         Unabhangig von anderslautenden Vorschriften hierin, wird die Wandlung einer Schuldverschreibung in Aktien der Gesellschaft erst zu dem Zeitpunkt wirksam, in dem die Ausgabe und Lieferung von Aktien infolge der Wandlung in Ubereinstimmung steht mit anwendbaren Gesetzen, Verwaltungsvorschriften und den Anforderungen der Wertpapierborsen, an denen die Aktien gehandelt werden. Die Gesellschaft kann das Wirksamwerden der Wandlung und die Ausgabe und Lieferung der Aktien nach pflichtgema(beta)em Ermessen zuruckstellen, um eine Registrierung oder eine Ausnahme von der Registrierungspflicht zu erwirken oder andere Ma(beta)nahmen einzuleiten, um Ubereinstimmung mit jedweder anwendbaren Wertpapiergesetzgebung herbeizufuhren. Die Gesellschaft hat den Teilnehmer hiervon schriftlich in Kenntnis zu setzen. Wahrend der Dauer der Zuruckstellung der Wirksamkeit der Wandlung einer Schuldverschreibung hat der Teilnehmer das Recht, seine Ausubungserklarung und die Wandlung schriftlich zu widerrufen und bereits in Zusammenhang mit der Wandlung geleistete Zahlungen zuruckzuverlangen.

VII.     ANPASSUNGEN

         1.       GENERELLE ANPASSUNGEN

                  Sollte die Gesellschaft wahrend der Laufzeit der Schuldverschreibungen jeweils unter Einraumung eines Bezugsrechts an ihre Aktionare entweder ihr Grundkapital durch die Ausgabe neuer Aktien erhohen oder Wandlungs- oder Optionsrechte oder Wandlungspflichten begrunden und den Teilnehmern ein Bezugsrecht nicht einraumen, so wird der Wandlungspreis pro Schuldverschreibung um den Betrag erma(beta)igt, der dem Durchschnittskurs des den Aktionaren der Gesellschaft gewahrten Bezugsrechts an allen Handelstagen an der Frankfurter Wertpapierborse (Einheitskurs) entspricht. Eine Erma(beta)igung erfolgt jedoch nicht, soweit dadurch der Wandlungspreis fur eine Aktie den Betrag unterschreiten wurde, der dem auf die einzelne Aktie entfallenden Anteil am Grundkapital entspricht. Im Falle einer Kapitalerhohung aus Gesellschaftsmitteln wird anstelle einer Erma(beta)igung des Wandlungspreises das dafur zur Verfugung stehende bedingte Kapital kraft Gesetzes (ss. 218 AktG) im gleichen Verhaltnis wie das Grundkapital erhoht. Im gleichen Verhaltnis erhoht sich auch der Wandlungsanspruch der Berechtigten. Sollte die Gesellschaft wahrend der Laufzeit der Schuldverschreibungen ihr Kapital herabsetzen, verringert sich der Anspruch der Inhaber auf Wandlung der Schuldverschreibungen in Aktien im gleichen Verhaltnis zur Kapitalherabsetzung. Alle im Hinblick auf eine Anpassung getroffenen Entscheidungen der Gesellschaft sind fur Zwecke dieses Programms abschlie(beta)end und

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                  bindend.

                  Soweit nicht ausdrucklich in dieser Ziffer VII. 1. geregelt, erwachsen keinem Teilnehmer oder Berechtigten irgendwelche Rechte aus der Zahlung von Dividenden, der Erhohung oder Verminderung der Anzahl der Aktien (egal welcher Gattung) oder der Auflosung, Liquidation, Verschmelzung oder ahnlichen Ma(beta)nahme der Gesellschaft oder irgendeiner anderen Gesellschaft. Soweit nicht ausdrucklich in dieser Ziffer VII.
                  1. geregelt, beeinflusst die Ausgabe neuer Aktien (egal welcher Gattung) oder die Ausgabe anderer Wertpapiere, die in Aktien der Gesellschaft gewandelt werden konnen, weder den Wandlungspreis gema(beta) Ziffer VII. 1. noch die Anzahl der zur Sicherung der Wandlungsrechte zur Verfugung stehenden Aktien aus bedingtem Kapital.

                  Die hierin vorgesehene Ausgabe von Schuldverschreibungen beeintrachtigt in keinem Falle das Recht der Gesellschaft, ihr Grundkapital oder ihre Geschafts- oder Unternehmensstruktur anzupassen, umzustellen, neu zu organisieren oder auf sonstige Weise zu verandern, Verschmelzungen vorzunehmen, die Gesellschaft aufzulosen, zu liquidieren oder ihr Geschaft oder die Vermogenswerte ganz oder teilweise zu verkaufen oder zu ubertragen bzw. dies nicht zu tun.

         2.       VERSCHMELZUNGEN

                  Ohne Einschrankung der vorstehenden Ziffer VII. 1. bezieht sich eine Schuldverschreibung im Falle einer Verschmelzung oder wirtschaftlich vergleichbaren Ma(beta)nahme auf die Wertpapiere oder anderen Vermogenswerte (einschlie(beta)lich Bargeld), die ein Teilnehmer im Rahmen einer Verschmelzung oder wirtschaftlich vergleichbaren Ma(beta)nahme erhalten hatte, wenn er zu diesem Zeitpunkt bereits samtliche an ihn ausgegebenen Schuldverschreibungen wirksam gewandelt hatte,
                  (i) es sei denn, der Vorstand mit Zustimmung des Aufsichtsrats beschlie(beta)t entsprechend der nachfolgenden Bestimmung (ii) oder ein Anleihevertrag bestimmt etwas anderes, und (ii) ist der Vorstand mit Zustimmung des Aufsichtsrats ermachtigt, fur den Fall der Auflosung oder Liquidation der Gesellschaft, des Verkaufs aller oder aller wesentlichen Werte des Anlagevermogens, einer Verschmelzung oder wirtschaftlich vergleichbaren Ma(beta)nahme der Gesellschaft, eines Erwerbs von Aktienwerten, eines Austauschs von Aktien oder einer wirtschaftlich vergleichbaren Transaktion unmittelbar vor Eintritt eines solchen Ereignisses zu beschlie(beta)en, dass

                  (x) die Gesellschaft berechtigt ist, die Schuldverschreibungen (unabhangig von ihrer Ausubungsreife) zu einem Datum unmittelbar vor Eintritt eines solchen Ereignisses zu einem Preis zuruckzukaufen, der sich fur jede aus einer Schuldverschreibung resultierende Aktie aus der Subtraktion von (A) dem Wert aller Vermogensgegenstande (einschlie(beta)lich
                           Barzahlungen), der vom Vorstand mit Zustimmung des Aufsichtsrats festgelegt und von den Aktionaren der Gesellschaft zum Zeitpunkt der Verschmelzung oder wirtschaftlich vergleichbaren Ma(beta)nahme erhalten wurde mit (B) dem Wandlungspreis der Schuldverschreibungen ergibt, oder

                  (y) die Teilnehmer bei einer Wandlung ihrer Schuldverschreibungen und der Teilnahme an einer derartigen Transaktion nicht schlechter gestellt werden als die Inhaber von Aktien der Gesellschaft.

VIII.    WEITERE VORSCHRIFTEN

         1.       KEIN RECHT AUF ERWERB EINER SCHULDVERSCHREIBUNG

                  Keine in diesem Anleihevertrag enthaltene Regel ist dahingehend auszulegen, dass sie dem Teilnehmer ein Recht auf den Erwerb oder Erhalt weiterer Schuldverschreibungen einraumt.

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         2.       ARBEITSVERHALTNISSE

                  Keine in dem Zeichnungsschein oder diesem Anleihevertrag enthaltene Regelung ist dahingehend auszulegen, dass sie den Teilnehmern ein Recht auf weitergehende Beschaftigung einraumt oder einen Anstellungsvertrag darstellt. Daruber hinaus beeinflusst keine dieser Regelungen das Recht der Gesellschaft, einem Teilnehmer fristgema(beta) oder fristlos zu kundigen oder eine Anderungskundigung (z.B. Herabsetzen der Vergutung oder Anderung sonstiger arbeitsrechtlicher Parameter) auszusprechen.

        3.       ANDERUNGEN

                  Anderungen, Erganzungen, Aufhebungen, Erneuerungen oder Verlangerungen dieses Anleihevertrages bedurfen der ordnungsgema(beta)en und ausdrucklichen schriftlichen Zustimmung beider Parteien. Entsprechendes gilt fur den Verzicht auf das Schriftformerfordernis seitens der verzichtenden Partei.

         4.       MITTEILUNGEN

                  Alle hierunter erforderlichen Mitteilungen und
                  Benachrichtigungen unterliegen der Schriftform und sind entweder personlich abzugeben oder vorab per Fax und per Einschreiben/Ruckschein per Post zu verschicken; sie gelten entweder im Zeitpunkt der personlichen Ubergabe oder drei Tage nach Aufgabe zur Post als zugegangen.

                  Mitteilungen an den Teilnehmer sind an die jeweils bei der Personalabteilung der CE AG hinterlegte Adresse zu richten; Mitteilungen an die Gesellschaft sind an die "CE Computer Equipment AG, Mitarbeiterbeteiligungsstelle" am jeweiligen Geschaftssitz der Gesellschaft zu richten.

         5.       ZAHLUNG VON ABZUGSTEUERN

                  Das Recht des Teilnehmers zum Erhalt einer Aktie der Gesellschaft aufgrund der Wandlung steht unter dem Vorbehalt der Zahlung der gesetzlichen Abzugsteuern fur und auf Kosten des Teilnehmers durch die Gesellschaft (z.B. Einkommensteuer). Die Gesellschaft ist ermachtigt, Abzugsteuern von samtlichen Zahlungen im Hinblick auf die Schuldverschreibungen, einschlie(beta)lich aus der Ausgabe von Aktien, oder von Gehaltszahlungen an den Teilnehmer einzubehalten und solche anderen Ma(beta)nahmen zu ergreifen, die der Vorstand bzw. der Aufsichtsrat als notwendig erachtet, um die Gesellschaft und den Teilnehmer in die Lage zu versetzen, ihren gesetzlichen Zahlungspflichten im Hinblick auf Abzugsteuern nachzukommen. Diese Ermachtigung umfasst auch das Recht der Gesellschaft, Aktien einzubehalten und Barzahlungen im Hinblick darauf vorzunehmen, um die Steuerverpflichtung der Teilnehmer zu befriedigen.

         6.       AUSFERTIGUNGEN

                  Dieser Anleihevertrag kann in zwei oder mehr Ausfertigungen ausgestellt werden. Jede Ausfertigung gilt dabei als Original und alle Ausfertigungen gemeinsam als ein Dokument.

         7.       ANWENDBARES RECHT

                  Dieser Anleihevertrag unterliegt dem materiellen Recht der Bundesrepublik Deutschland unter Ausschluss der
                  Kollisionsnormen, gema(beta) derer uber eine Verweisung das Recht bzw. die Rechtsordnung eines anderen Staates anwendbar werden konnte.

         8.       BINDENDE WIRKUNG


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                  Dieser Anleihevertrag ist fur die Erben, personlichen
                  Vertreter, die Rechtsnachfolger und die zulassigen Erwerber bindend und wirkt zu ihren Gunsten. Keine hierin enthaltene Bestimmung oder Verweisung ist dazu bestimmt, oder soll so ausgelegt werden, einer anderen Person als den Parteien dieses Anleihevertrages oder ihren Erben, personlichen Vertretern, Rechtsnachfolgern oder zulassigen Erwerbern Rechte, Rechtsmittel oder Anspruche unter diesem oder im Hinblick auf diesen Anleihevertrag oder eine darin enthaltene Bestimmung einzuraumen.

         9.       SALVATORISCHE KLAUSEL

                  Sollten eine oder mehrere der vorstehenden Bedingungen dieses Anleihevertrages ganz oder teilweise nichtig, unwirksam oder undurchfuhrbar sein oder werden, so beruhrt dies die Wirksamkeit der ubrigen Bestimmungen dieses Anleihevertrages nicht. Anstelle der nichtigen, unwirksamen oder undurchfuhrbaren Bestimmung soll eine Bestimmung gelten, die dem ursprunglichen wirtschaftlichen Sinn und Zweck der nichtigen, unwirksamen oder undurchfuhrbaren Bestimmung moglichst nahe komme. Entsprechendes gilt fur etwaige Lucken in diesem Anleihevertrag.

         10.      UBERSCHRIFTEN

                  Die Uberschriften dieses Anleihevertrages dienen ausschlie(beta)lich der besseren Lesbarkeit und
                  Ubersichtlichkeit und haben keinen Einfluss auf die Bedeutung einzelner Bestimmungen oder deren Auslegung.

         11.      BESTANDTEILE

                  Die in ANHANG 1 aufgefuhrten Begriffsbestimmungen sowie die diesem Anleihevertrag als ANHANG 2 anliegende
                  Ausubungserklarung sind Bestandteile dieses Anleihevertrages.

                                                     ANHANG 1 ZUM ANLEIHEVERTRAG


BEGRIFFSBESTIMMUNGEN

Die in dem Anleihevertrag verwandten Begriffe haben, sofern sich nicht aus dem Sachzusammenhang etwas anderes ergibt, die in dem Zeichnungsschein bzw. diesem ANHANG 1 festgelegte Bedeutung.

(a) "AKTIEN" meint nennwertlose Inhaberstammaktien der CE Computer Equipment AG, jeweils mit einem rechnerischen Wert (auf eine Stuckaktie anteilig entfallender Betrag am Grundkapital) von Euro 1,00 (Stuckaktien).

(b)      "AUFSICHTSRAT" meint den Aufsichtsrat der Gesellschaft.

(c)      "AUSGABEPREIS" meint den Nennbetrag einer Schuldverschreibung von
         E 0,10.

(d) "AUSUBUNGSERKLARUNG" meint die Erklarung des Teilnehmers, seine Wandlungsrechte in Bezug auf die Schuldverschreibungen ausuben zu wollen, wie sie diesem Anleihevertrag als ANHANG 2 anliegt.

(e) "BANKARBEITSTAG" meint jeden Tag, an dem sowohl die Frankfurter Wertpapierborse zum Handel geoffnet ist, als auch die Banken in Frankfurt am Main zum normalen Geschaftsverkehr geoffnet haben.

(f) "CHANGE IN CONTROL" bzw. ein Wechsel der Unternehmenskontrolle wird fur den Zeitpunkt angenommen, in dem

         (i) eine Person direkt oder indirekt in den Besitz von 50% oder mehr der zu diesem Zeitpunkt ausgegebenen stimmberechtigten Wertpapiere der Gesellschaft gekommen ist; oder

         (ii) eine Verschmelzung oder ahnliche Ma(beta)nahme unter Einbeziehung der Gesellschaft statt fand, ausgenommen jedoch
                    (x) eine Verschmelzung oder ahnliche Ma(beta)nahme von Konzerngesellschaften untereinander, (y) eine Verschmelzung oder ahnliche Ma(beta)nahme, bei der die unmittelbar vor einem solchen Ereignis ausgegebenen stimmberechtigten Wertpapiere der Gesellschaft (entweder indem sie weiterhin ausstehen oder indem sie in stimmberechtigte Wertpapiere des aus der Verschmelzung hervorgehenden Unternehmens oder eines Mutterkonzerns desselben umgewandelt wurden) zusammen mit dem Aktienbestand eines Treuhanders unter einem Mitarbeiterbeteiligungs-programm der Gesellschaft oder einer Tochtergesellschaft mindestens funfzig Prozent (50%) des gesamten stimmberechtigten Kapitals der Gesellschaft oder eines uberlebenden Unternehmens oder eines Mutterkonzerns desselben unmittelbar nach einer solchen Verschmelzung oder ahnlichen Ma(beta)nahme ausmachen, oder (z) eine Verschmelzung oder ahnliche Ma(beta)nahme, die zum Zwecke einer Rekapitalisierung der Gesellschaft durchgefuhrt wurde (oder eine vergleichbare Transaktion), in der keine Person direkt oder indirekt Eigentum an Aktien der Gesellschaft erwirbt oder erworben hat (ausgenommen jedoch solche Aktien, die von dieser Person aufgrund eines Erwerbes direkt von der Gesellschaft oder einer Tochtergesellschaft in anderem Zusammenhang als dem Erwerb eines Unternehmens durch die Gesellschaft oder eine Tochtergesellschaft gehalten werden), die funfzig Prozent (50%) oder mehr der dann aktuellen stimmberechtigten Wertpapiere der Gesellschaft ausmachen; oder

         (iii)      die Aktionare der Gesellschaft einem Plan zur
                    Unternehmensauflosung zustimmen, oder eine vertragliche Vereinbarung umgesetzt wird, die den Verkauf oder sonstige Entau(beta)erung aller oder aller wesentlichen Vermogensgegenstande der Gesellschaft durch die Gesellschaft zum Gegenstand hat.

(g) "ERWERBSUNFAHIGKEIT" meint die dauernde Erwerbsunfahigkeit gema(beta) ss. 44 SGB VI.


(h) "GESELLSCHAFT" meint die CE Computer Equipment AG, eine nach dem Recht der Bundesrepublik Deutschland errichtete Aktiengesellschaft.

(i) "PERSON" umfasst jede naturliche und juristische Person sowie einen Zusammenschluss von Personen (in jedem Fall unabhangig davon, ob eine eigene Rechtspersonlichkeit vorliegt oder nicht), mit Ausnahme (i) der Gesellschaft und ihrer Tochtergesellschaften, (ii) eines Treuhanders, der Wertpapiere der Gesellschaft unter einem Mitarbeiterbeteiligungsprogramm der Gesellschaft oder ihrer Tochtergesellschaften treuhanderisch halt, oder (iii) eine Bank oder ein Bankenkonsortium, welche Wertpapiere der Gesellschaft im Rahmen eines Angebots dieser Wertpapiere zeitweilig halten.

(j) "SCHULDVERSCHREIBUNG" meint die von der Gesellschaft als Anleiheglaubigerin begebene Wandelschuldverschreibung 2000/2005 im Gesamtnennbetrag von E 192.857,20 (in Worten: Euro einhundertzweiundneunzigtausendachthundertsiebenundfunfzig und
          20/1000), verbrieft in unter sich in jeder Hinsicht gleichberechtigten Stuck 1.928.572 Inhaber-Wandelschuldverschreibungen zu je E 0,10 mit den Nummern 001 bis 1.928.571, die entsprechend den Bestimmungen des jeweiligen Zeichnungsscheins sowie des jeweiligen Anleihevertrages in Aktien der Gesellschaft gewandelt werden konnen.

(k) "TEILNEHMER" meint einen Mitarbeiter bzw. ein Vorstandsmitglied der Gesellschaft.

(l) Eine Kundigung aus "TRIFTIGEM GRUND" durch einen Teilnehmer liegt dann vor, wenn ein Umstand vorliegt, der (i) einen "triftigen Grund" darstellt, so wie dieser Begriff im Anstellungs- oder Dienstvertrag des jeweiligen Teilnehmers bzw. in einem Anleihevertrag definiert ist oder (ii) eine Anderungskundigung rechtfertigt.

(m)       "VORSTAND" meint den Vorstand der Gesellschaft.

(n) "WICHTIGER GRUND" meint die Beendigung des Anstellungs- oder Dienstverhaltnisses des Teilnehmers mit der Gesellschaft oder einer ihrer Tochtergesellschaften aus "wichtigem Grund" (i) wie dieser nach deutschem Arbeitsrecht definiert wird und anwendbar ist, oder (ii) wie dieser gegebenenfalls zusatzlich im jeweiligen Anstellungs- oder Dienstvertrag geregelt ist.

                                                     ANHANG 2 ZUM ANLEIHEVERTRAG


AUSUBUNGSERKLARUNG IM HINBLICK AUF DIE AUSUBUNG DER WANDLUNGSRECHTE IN BEZUG AUF _______________________ UNTER DEM CEYONIQ AG MITARBEITERBETEILIGUNGSPROGRAMM 2001 ENTSPRECHEND DEN NAHEREN BEDINGUNGEN DES ZEICHNUNGSSCHEINS SOWIE DES ANLEIHEVERTRAGES ERWORBENEN SCHULDVERSCHREIBUNGEN

Ich, ____________________________________________ (Name des Teilnehmers) habe mit Datum vom 23. August 2001 unter dem Mitarbeiterbeteiligungsprogramm 2001 der CEYONIQ AG insgesamt _______________ Wandelschuldverschreibungen (die "Schuldverschreibungen") der Gesellschaft im Nennbetrag von je E 0,10 erworben.

Hiermit erklare ich mit Wirkung zum __. _______________ (Ausubungstag) die Wandlung fur insgesamt ________________ (Anzahl der tatsachlich ausgeubten Wandlungsrechte) Schuldverschreibungen. Die Barzuzahlung gema(beta)Ziffer V. 1. des Anleihevertrages habe ich auf das mir seitens der Gesellschaft genannte Konto uberwiesen. Die Anzahl der von mir infolge der Wandlung zu erwerbenden Aktien betragt somit:

                   _____________________ (Anzahl der Aktien).

Ich bitte Sie, mir diese Aktien auf mein Depotkonto ______________ (Nummer des Kontos), bei der ________________________________________ (Name und Bankleitzahl
der Bank) gutzuschreiben.






---------------------------
Name:
Datum:

                                   [CE AG LOGO]


                    CE Computer Equipment Aktiengesellschaft
                                    Bielefeld

                       - Wertpapier-Kenn-Nummer 542000 -

          Die Aktionare unserer Gesellschaft laden wir hiermit ein zur
                          ORDENTLICHEN HAUPTVERSAMMLUNG
                   am Mittwoch, den 2. August 2000, 10.00 Uhr,

                in 33602 Bielefeld, Stadthalle, Gro(beta)er Saal,
                     Willy-Brandt-Platz 1 (Konferenzeingang)

Tagesordnung



10.  Beschlu(beta)fassung uber die Ermachtigung zur Ausgabe von
     Wandelschuldverschreibungen, uber die Schaffung eines bedingten Kapitales zur Gewahrung von Umtauschrechten an die Inhaber von
     Wandelschuldverschreibungen, uber die Anderung der Satzung bezuglich eines bedingten Kapitales und uber die Ermachtigung des Aufsichtsrates zur Satzungsanderung

     a) Vorstand und Aufsichtsrat schlagen vor, nachfolgenden Beschlu(beta)uber die Ermachtigung zur Ausgabe von
         Wandelschuldverschreibungen zu fassen:

         "Der Vorstand und, soweit Mitglieder des Vorstandes betroffen sind, der Aufsichtsrat der Gesellschaft werden nach Ma(beta)gabe der folgenden Bestimmungen zur Ausgabe von Wandelschuldverschreibungen im Gesamtnennbetrag von E 192.857,20 ermachtigt:

         Der Vorstand und, soweit Mitglieder des Vorstandes betroffen sind, der Aufsichtsrat werden ermachtigt, bis zum 02. August 2005 einmalig oder mehrmals Wandelschuldverschreibungen bis zum Gesamtnennbetrag von
         E 192.857,20 mit einer Laufzeit von bis zu 5 Jahren an Arbeitnehmer der Gesellschaft, Arbeitnehmer von

         Tochtergesellschaften der Gesellschaft,Vorstandsmitglieder der Gesellschaft und Geschaftsfuhrungs-mitglieder von
         Tochtergesellschaften der Gesellschaft in einer oder mehreren Tranchen auszugeben.

         Das gesetzliche Bezugsrecht der Aktionare auf die
         Wandelschuldverschreibungen wird ausgeschlossen.

         Die Wandelschuldverschreibungen konnen ausschlie(beta)lich von Arbeitnehmern der Gesellschaft, Arbeitnehmern von Tochtergesellschaften der Gesellschaft, Vorstandsmitgliedern der Gesellschaft und Geschaftsfuhrungsmitgliedern von Tochtergesellschaften der Gesellschaft ubernommen werden, die allein zur Ausubung des Wandlungsrechts berechtigt sind (die "Berechtigten").

         Der Kreis der Berechtigten und der Umfang des jeweiligen Rechts auf Erwerb der Wandelschuldverschreibungen einschlie(beta)lich der zugehorigen Wandlungsrechte wird bezuglich der an den Vorstand der Gesellschaft auszugebenden Wandelschuldverschreibungen durch den Aufsichtsrat der Gesellschaft und im ubrigen durch den Vorstand der Gesellschaft festgelegt. Die jeweils eingeraumten Rechte sind nicht ubertragbar.

         Die Wandelschuldverschreibungen durfen nur innerhalb eines Zeitraumes von zehn Bankarbeitstagen (in Frankfurt am Main) ab dem zweiten Tag Bankarbeitstag nach der Pressekonferenz uber den Jahresabschlu(beta), der ordentlichen Hauptversammlung und der Veroffentlichung des Zwischenberichts fur das erste, zweite oder dritte Quartal des Geschaftsjahres der Gesellschaft ausgegeben werden.

         Die Berechtigten erhalten das Recht, die Wandelschuldverschreibungen ganz oder in Teilbetragen in Aktien der Gesellschaft umzutauschen. Je
         E 0,10 Nennbetrag der Wandelschuldverschreibungen berechtigen zum Umtausch in eine nennwertlose Inhaberstuckaktie der Gesellschaft, auf die ein Anteil am Grundkapital in Hohe von E 1,00 entfallt. Die Berechtigten in den Vereinigten Staaten von Amerika sind daruber hinaus berechtigt, die aus der Wandlung resultierenden Aktien ganz oder in Teilbetragen in die entsprechende Anzahl American Depositary Shares der Gesellschaft nach den jeweils gultigen Bedingungen des American Depositary Receipt ("ADR") Programms umzutauschen.

Im Fall der Ausubung des Wandlungsrechtes ist fur den Erwerb einer Stuckaktie eine Barzuzahlung zu leisten. Die Zuzahlung entspricht je Stuckaktie, die aufgrund der

Wandlung bezogen werden soll, dem nach Ma(beta)gabe der nachstehenden Bestimmungen definierten Wandlungspreises, abzuglich E 0,10. Bezuglich der Vorstandsmitglieder der Gesellschaft wird der Aufsichtsrat und fur alle ubrigen Falle der Vorstand ermachtigt, die genaue Hohe der Barzuzahlung festzulegen.


         Der Ausgabebetrag (Wandlungspreis) zum Erwerb einer Stuckaktie, auf die ein Anteil am Grundkapital in Hohe von E 1,00 entfallt, betragt mindestens 100% des Borsenpreises, berechnet entweder als (i) das arithmetische Mittel der gewichteten Kurse der Aktie der Gesellschaft, die von der Frankfurter Wertpapierborse an den letzten funf Borsentagen vor dem Zeitpunkt der Ausgabe der Wandelschuldverschreibungen festgestellt wurden, oder (ii) falls dieser hoher ist, den Einheitskurs der Aktie der Gesellschaft im Parketthandel (oder nach dessen etwaiger Abschaffung der dem Einheitskurs insbesondere vom Zeitpunkt der Erstellung am nachsten kommende Kurs) am Tag der Ausgabe der Wandelschuldverschreibungen.

         Der Wandlungspreis wird nach naherer Bestimmung der Anleihebedingungen angepasst, wenn die Gesellschaft wahrend der Laufzeit der Wandelschuldverschreibungen unter Einraumung eines Bezugsrechtes an ihre Aktionare entweder ihr Kapital erhoht oder Wandlungs- oder Optionsrechte oder Wandlungspflichten begrundet und dem Inhaber der Wandelschuldverschreibung ein Bezugsrecht nicht eingeraumt wird. Mit der Anpassung soll erreicht werden, da(beta) auch nach Durchfuhrung solcher Ma(beta)nahmen und den damit verbundenen Auswirkungen auf den Borsenkurs die Gleichwertigkeit des Wandlungspreises sichergestellt ist. ss. 9 Abs. 1 AktG bleibt unberuhrt. Fur den Fall einer Kapitalherabsetzung vermindert sich die Bezugsberechtigung entsprechend dem Verhaltnis der Kapitalherabsetzung.

         Das Wandlungsrecht darf erst nach Ablauf bestimmter Wartezeiten ausgeubt werden. Die Berechtigten au(beta)erhalb der Vereinigten Staaten von Amerika durfen ihre Wandlungsrechte hinsichtlich eines Teilbetrages von bis zu 50% fruhestens nach Ablauf von zwei Jahren seit dem Zeitpunkt der Ausgabe der Wandelschuldverschreibungen und hinsichtlich weiterer Teilbetrage von 1/24 (einvierundzwanzigstel) monatlich danach ausuben. Die Berechtigten in den Vereinigten Staaten von Amerika durfen ihre Wandlungsrechte hinsichtlich eines Teilbetrages von bis zu 25% fruhestens nach Ablauf von einem Jahr seit dem Zeitpunkt der Ausgabe der Wandelschuldverschreibungen und hinsichtlich weiterer Teilbetrage von 1/36 (einsechsunddrei(beta)igstel) monatlich danach ausuben. Die Wandelschuldverschreibungen sind nach Ablauf von vier Jahren seit dem Zeitpunkt der Ausgabe vollstandig ausubungsreif. Der Aufsichtsrat wird ermachtigt, fur

         Mitglieder des Vorstandes unter Berucksichtigung der Laufzeit von deren Dienstvertragen eine abweichende Regelung bezuglich der Wartezeit zu treffen.

Eine Ausubung der jeweils ausubungsreifen Wandlungsrechte darf nur innerhalb eines Zeitraumes von zehn Bankarbeitstagen (in Frankfurt am Main) ab dem zweiten Bankarbeitstag nach der Pressekonferenz uber den Jahresabschluss, der ordentlichen Hauptversammlung und der Veroffentlichung des Zwischenberichts fur das erste, zweite oder dritte Quartal des Geschaftsjahres der Gesellschaft erfolgen.


         Das Wandlungsrecht darf im ubrigen nur ausgeubt werden, wenn der Inhaber der Wandelschuldverschreibungen in einem Anstellungsverhaltnis bzw. in einem Dienstverhaltnis zur Gesellschaft oder einer Tochtergesellschaft der Gesellschaft steht und das Arbeitsverhaltnis bzw. Dienstverhaltnis von keiner Partei gekundigt wurde. Wurde dem Inhaber der Wandelschuldverschreibungen von der Gesellschaft oder einer Tochtergesellschaft der Gesellschaft gekundigt und war er zum Zeitpunkt des Ausspruchs der Kundigung bereits zur Ausubung des Wandlungsrechtes berechtigt, so kann er das Wandlungsrecht auch noch in dem nachsten Ausubungszeitraum - allerdings nur zu dem Prozentsatz, der fur ihn zum Zeitpunkt des Ausspruchs der Kundigung galt - ausuben, welcher der Kundigung folgt. Fur den Todesfall oder die Pensionierung sowie fur den Fall der dauernden Erwerbsunfahigkeit des Berechtigten, kann der Inhaber der Wandelschuldverschreibung - bzw. im Todesfalle sein Rechtsnachfolger - sein Wandlungsrecht auch noch bis spatestens zum vierten Ausubungszeitraum ausuben, welcher auf den Todesfall, die Pensionierung bzw. den Eintritt der dauernden Erwerbsunfahigkeit folgt; danach verfallen die ausubungsreifen Wandelschuldverschreibungen.

         Fur den Fall, da(beta) Wandelschuldverschreibungen verfallen, hat die Gesellschaft dem Inhaber der Wandelschuldverschreibungen den Nominalbetrag von E 0,10 auszuzahlen.

         Fur den Fall der Beendigung der Zugehorigkeit eines verbundenen Unternehmens zur Gesellschaft konnen Sonderregelungen vereinbart werden. Im ubrigen werden bezuglich der Vorstandsmitglieder der Gesellschaft der Aufsichtsrat und fur die sonstigen Falle der Vorstand ermachtigt, die weiteren Einzelheiten der Anleihebedingungen, die Ausgabe und die Ausstattung der Wandelschuldverschreibungen sowie das Wandlungsverfahren festzulegen. Die Anleihebedingungen konnen auch vorsehen, da(beta) die Gesellschaft berechtigt ist, den Wert der Aktien abzuglich des Nominalbetrages auszuzahlen oder Aktien, die aus dem eigenen Bestand stammen oder zu diesem Zwecke erworben werden, geliefert werden."

     b) Vorstand und Aufsichtsrat schlagen vor, folgenden Beschlu(beta) zur Schaffung eines bedingten Kapitales zur Gewahrung von Umtauschrechten an die Inhaber von Wandelschuldverschreibungen zu fassen:

         Das Grundkapital der Gesellschaft wird um bis zu E 1.928.572,00 durch Ausgabe von bis zu Stuck 1.928.572 auf den Inhaber lautender Stuckaktien der Gesellschaft zur Gewahrung von Umtauschrechten an die Berechtigten der unter Tagesordnungspunkt 10 a genannten Wandelschuldverschreibungen jeweils nach Ma(beta)gabe der Bedingungen der Wandelschuldverschreibungen bedingt erhoht.

         Berechtigt sind danach Arbeitnehmer der Gesellschaft, Arbeitnehmer der Tochtergesellschaften der Gesellschaft, Vorstandsmitglieder der Gesellschaft und Geschaftsfuhrungsmitglieder von Tochtergesellschaften der Gesellschaft. Der Kreis der Berechtigten und der Umfang des jeweiligen Rechts auf Erwerb der Wandelschuldverschreibungen einschlie(beta)lich der dazugehorigen Wandlungsrechte wird bezuglich der an den Vorstand der Gesellschaft auszugebenden Wandelschuldverschreibungen durch den Aufsichtsrat der Gesellschaft und im ubrigen durch den Vorstand der Gesellschaft festgelegt.

         Der Ausgabebetrag (Wandlungspreis) zum Erwerb einer Stuckaktie, auf die ein Anteil am Grundkapital in Hohe von E 1,00 entfallt, betragt mindestens 100% entweder (i) des arithmetischen Mittels der gewichteten Kurse der Aktie der Gesellschaft, die von der Frankfurter Wertpapierborse an den letzten funf Borsentagen vor dem Zeitpunkt der Ausgabe der Wandelschuldverschreibungen festgestellt wurden, oder (ii) falls dieser hoher ist, des Einheitskurses der Aktie der Gesellschaft im Parketthandel (oder nach dessen etwaiger Abschaffung der dem Einheitskurs insbesondere vom Zeitpunkt der Erstellung am nachsten kommende Kurs) am Tag der Ausgabe der Wandelschuldverschreibungen.

         Das Umtauschverhaltnis zwischen Wandelschuldverschreibungen und Aktien betragt 1:1, d.h. je E 0,10 Nennbetrag der
         Wandelschuldverschreibung berechtigen zum Umtausch in eine Stuckaktie mit einem rechnerischen Anteil am Grundkapital von E 1,00.

         Die Berechtigten in den Vereinigten Staaten von Amerika sind daruber hinaus berechtigt, die aus der Wandlung resultierenden Aktien ganz oder in Teilbetragen in die entsprechende Anzahl American Depositary Shares der Gesellschaft nach den jeweils gultigen Bedingungen des American Depositary Receipt ("ADR") Programms umzutauschen. Im Fall der Ausubung des Umtauschrechtes haben die Berechtigen fur den Erwerb einer Stuckaktie eine Barzuzahlung in Hohe des Betrages zu leisten, um den der Ausgabebetrag der bezogenen Aktien den Nennwert der Wandelschuldverschreibung ubersteigt.


Bezuglich der Vorstandsmitglieder der Gesellschaft wird der Aufsichtsrat und fur alle ubrigen Falle der Vorstand ermachtigt, die genaue Hohe der Barzuzahlung festzulegen.


         Die bedingte Kapitalerhohung ist nur insoweit durchzufuhren, wie die Wandelschuldverschreibungen ausgegeben werden und die Inhaber der Wandelschuldverschreibungen von ihren Wandlungsrechten auf Umtausch in Aktien der Gesellschaft Gebrauch machen. Die Aktien nehmen von Beginn des Geschaftsjahres, in dem sie durch Ausubung des Wandlungsrechtes entstehen, am Gewinn teil. Bezuglich der Vorstandsmitglieder der Gesellschaft wird der Aufsichtsrat der Gesellschaft, bezuglich der sonstigen zur Ubernahme der Wandelschuldverschreibungen berechtigen Personen wird der Vorstand der Gesellschaft ermachtigt, die weiteren Einzelheiten der bedingten Kapitalerhohung und ihrer Durchfuhrung festzulegen."

     c) Vorstand und Aufsichtsrat schlagen vor, ss. 4 Abs. III S. 1 zu andern und weitere Satze anzufugen bezuglich der Schaffung eines bedingten Kapitales zur Gewahrung von Umtauschrechten an die Inhaber von Wandelschuldverschreibungen, so da(beta) ss. 4 Abs. III folgende Fassung erhalt:

         "3. Das Grundkapital ist um bis zu E 1.928.572,00 eingeteilt in bis zu Stuck 1.928.572 auf den Inhaber lautender nennwertloser Stuckaktien, bedingt erhoht. Die bedingte Kapitalerhohung dient der Gewahrung von Umtauschrechten an die Inhaber von Wandelschuldverschreibungen, fur deren Ausgabe die Hauptversammlung am 02. August 2000 einen Ermachtigungsbeschluss fasste. Die Ausgabe der neuen Aktien erfolgt gegen eine Zuzahlung nach Ma(beta)gabe der Bestimmungen des Ermachtigungsbeschlusses.

    Die bedingte Kapitalerhohung ist nur insoweit durchzufuhren, als von diesen Umtauschrechten Gebrauch gemacht wird. Die Aktien nehmen von Beginn des Geschaftsjahres, in dem sie durch Ausubung des Umtauschrechtes entstehen, am Gewinn teil. Bezuglich der Vorstandsmitglieder wird der Aufsichtsrat, bezuglich der sonstigen zur Ubernahme der Wandelschuldverschreibungen berechtigten Personen wird der Vorstand der Gesellschaft ermachtigt, die weiteren Einzelheiten der bedingten Kapitalerhohung und ihrer Durchfuhrung festzulegen."


     d) Vorstand und Aufsichtsrat schlagen vor, den Aufsichtsrat zur Anderung der Satzung in ss. 4 Abs. III wie folgt zu ermachtigen:

    Der Aufsichtsrat wird ermachtigt, ss. 4 Abs. 3 der Satzung entsprechend der jeweiligen Ausubung der Umtauschrechte und entsprechend der jeweiligen Inanspruchnahme des bedingten Kapitals neu zu fassen."

                            CE COMPUTER EQUIPMENT AG
                                    BIELEFELD

                       EMPLOYEE PARTICIPATION PROGRAM 2001



                                 LOAN AGREEMENT

I.       EXPLANATION OF TERMS

         Unless the factual context warrants a different interpretation, the terms that are used herein have the meanings defined in the subscription form and/or in APPENDIX 1.

II.      PURCHASE OF THE DEBENTURES

         Based on the conditions contained in the subscription form and in this loan agreement, the company grants the participant the right to purchase on the date of issue and at the issue price the number of debentures that is specified on the subscription form. The debentures can only be purchased during a time period of ten bank working days (in Frankfurt/Main) starting on the second bank working day following either (i) the ordinary general meeting, (ii) the press conference addressing the annual accounts, or (iii) the publication of the interim report for the first, second or third quarter of the respective current financial year.

         At its headquarters the company shall maintain a register in which the names and addresses of each participant, the addresses to which any notifications and messages are to be sent and all details involving the respective conversion privileges arising from the debentures shall be recorded.

III.     LIFE AND INTEREST RETURN OF THE DEBENTURES

         The debentures have a maximum life of five years. The nominal value that the participant shall pay to the company upon purchase of the debenture is E 0.10 per acquired debenture and shall earn 5% interest p.a., payable by the company. The participant is not entitled to regular disbursements of the interest payments; interest payments are made (i) when conversion occurs, in particular after the conversion goes into effect, or (ii) with respect to the debentures that are not exercised, the interest is paid at the end of the term (on the "MATURITY DATE").

IV.      CONVERSION PRIVILEGE AND REDEMPTION RIGHTS

         1.       CONVERSION PRIVILEGE

                  Each debenture with the face value of E 0.10 can be converted into a fully paid up company share in accordance with the exercise schedule, which is outlined in the subscription form, when the exercise becomes vested before the maturity date at the conversion price that is determined in the subscription form. In conformity with the provisions pursuant to cif. VII of the [present] loan agreement, the conversion price and the number of shares, which are the subject of the debentures, can be adjusted from time to time.

                  The conversion privileges are secured - a corresponding adjustment pursuant to cif. VII. of this loan agreement is reserved - with a maximum of 1,928,572 shares from the potential capital increase that was decided by the general meeting on August 2, 2000.

         2. TRANSFERABILITY OF THE DEBENTURES; REDEMPTION OF THE DEBENTURES AFTER THE END OF THE EMPLOYMENT OR SERVICE RELATIONSHIP

                  The debentures and the rights in connection therewith as well as the right to purchase a debenture cannot in any way be sold, transferred, pledged or assigned. Any pledge, assignment or other kind of transfer of the rights of the participant is ineffective and void from the start.

                  If a participant dies, the debentures and the rights associated therewith are passed on in accordance with the testamentary or general rules of succession. As prerequisite for this it applies, however, that each person who obtained the debentures directly from the participant by way of a last will, bequest or devolution of an inheritance, and/or the executor or administrator (jointly the "HEIRS") shall declare and acknowledge in writing vis-a-vis the company that he shall be bound by the provisions of this loan agreement in the same way as if he were himself or as if the estate were a participant.

                  If the employment or service relationship of the participant is terminated for any reason (with the exception of a relocation within the CE group), any debentures that have not become vested at that time can no longer be converted after that time and shall be redeemed by the company at the issue price on the maturity date. The debentures that have become vested can be converted until the earliest of the following points in time:

                  a) the maturity date (or, if this date is not a bank working day, on the next bank working day thereafter),

                  b) the next allowable exercise period during which the employment or service relationship of the participant ends for any reason except death, disability or retirement or

                  c) the fourth allowable exercise period during which the employment or service relationship of the participant ends because of death, disability or retirement.

                  In accordance with the previous sentence the debentures can be exercised by the heirs before the maturity date; however, only to the extent that the debentures have already become vested prior to the death of the participant. Upon the lapse of the conversion privilege that arises from the debentures pursuant to the provisions set forth in the above, the company shall redeem the debentures plus any accumulated interest on the maturity date at the issue price.

         3. TREATMENT OF THE DEBENTURES IN THE EVENT OF A CHANGE IN THE CORPORATE CONTROL OF THE COMPANY ("CHANGE IN CONTROL")

                  a) If the employment or service relationship of a participant is terminated without important cause or if the participant gives notice for sound cause within one year after a Change in Control has become effective, all debentures issued to this participant shall become exercisable and convertible automatically as of the date of the termination or as of the date of giving notice as a reference date. Irrespective of the above, in the event of a Change in Control the company expressly reserves the right to revoke and redeem any and all debentures that were issued, effective as of the time the Change in Control occurred, and to pay to each participant within five bank working days subsequent to the [time of the] Change in Control becoming effective for each debenture the difference between the single figure quotation of the company share on the trading floor (or subsequent to its possible elimination, the price that approximates the single figure quotation the most, in particular from the time of its establishment) of the shares on the date that the Change in Control went into force and the conversion price plus any interest accumulated as of that date.

                  b) Irrespective of the above, if the company participates as a party in a transaction that is characterized in such a way as to be qualified as a "pooling of interest" from an accounting perspective and one or several of the provisions contained in the program or in this loan agreement are adverse to such a qualification, the program and the loan agreement shall be construed in such a way that they protect this accounting method. If this kind of construction is not possible, cif. VI. 3. a) of the present agreement applies accordingly. All decisions in connection with the provisions that are contained in this paragraph shall be made by the independent auditing company whose expert opinion with regard to the "pooling of interest" shall be a condition for the implementation of such a transaction.

         4.       REDEMPTION ON THE MATURITY DATE

                  If a participant has not converted his debentures before the maturity date (or, if this day is not a bank working day, the next bank working day thereafter) into company shares, the participant`s conversion privilege expires and the company is obligated to redeem the remaining outstanding debentures at the issue price plus any accumulated interest on the maturity date.

IV. CONVERSION; VOTING RIGHTS AND ENTITLEMENT TO A DIVIDEND; SHARE DELIVERY; EXCLUSION OF SHARE FRACTIONS

         1. If the conversion privilege is exercised, an additional cash payment (the "EXTRA CASH PAYMENT") is due for the purchase of a share, in particular [a payment] in the amount [of the difference] that the conversion price exceeds the issue price of a debenture. The participant who wants to convert his debentures to company shares must ensure that the declaration to exercise is received by the company at the business address of the company at least one bank working day, by 4 p.m., prior to the desired date of exercising [the debentures], and that the extra cash payment has been deposited in a company account that the participant was provided with. The conversion goes into effect for both parties at the time that the declaration to exercise the debentures and the payable extra cash payment are received by the company. The interest due and accrued on the converted debentures shall be paid in cash as soon as possible subsequent to the going into effect of the conversion. If the conversion in accordance with the previous sentences becomes effective at a point in time when, pursuant to the provisions in the subscription form with regard to the exercise schedule, the conversion cannot be declared to be in effect, the conversion shall be re-declared within one of the next time periods, unless the declaration to convert is made on the maturity date.

                  The declaration to exercise must (i) be signed [in a] legally valid [form] by the participant and must (ii) indicate the desired date when the conversion shall go into effect, i.e. a bank working day during the referred to exercise time periods (the "EXERCISE DATE"). Furthermore, the participant must make preparations that are acceptable to the company with regard to the payment of any withholding tax that might be due in connection with the conversion.

         2. At the time the conversion becomes effective, the converted debentures are recovered and declared invalid.

         3. The participant is not entitled to any membership rights or voting rights before he exercises his conversion privilege and before he converts the debentures into company shares. The shares resulting from the conversion are entitled to a dividend for the entire financial year of the company during which the declaration to convert pursuant to cif. VI. 1. of the present loan agreement becomes effective. The shares are delivered per booking; the right of the participant for individual embodiment in a notarial document of the shares is precluded.

         4. The issuance of share fractions on the basis of the conversion is precluded. Any fraction amounts that may result due to the conversion shall be paid in cash, along with any accrued interest, to the participant as soon as possible after the conversion goes into effect.

VI.      COMPLIANCE WITH BINDING LAW

         The company is not obligated to have the debentures or the shares, which are issued as a consequence of the former, recorded under any applied legal system.

         Independent of any provisions to the contrary in the present agreement, the conversion of a debenture into company shares shall not become effective until the issue and the delivery of the shares consequent to the conversion are in compliance with the applicable laws, regulatory provisions and the requirements set forth by the securities exchanges where the shares are traded. The company can, using its dutiful discretion, postpone the date the conversion goes into effect as well as the issuance and the delivery of the shares in order to obtain a registration or an exemption from the duty to register or to initiate other measures to bring about compliance with any applicable negotiable instruments and securities laws. The company shall notify the participant of any such action in writing. During the time the effectiveness of the conversion of a debenture is postponed the participant has the right to revoke, in writing, his declaration to exercise as well as the conversion and to demand reimbursement of any payments that have already been submitted in connection with the conversion.

VII.     ADJUSTMENTS

         1.       GENERAL ADJUSTMENTS

                  If, granting subscription rights to its shareholders respectively, the company increases its capital stock by issuing new shares during the life of the debentures or creates conversion or option rights, while not granting subscription rights to the participant, the conversion price per debenture shall be reduced by such an amount that corresponds to the average market rate of the subscription right that is granted to the shareholders of the company on all trading days at the Frankfurt Securities Exchange (single figure quotation). However, a price reduction does not occur if this would cause the conversion price for the share to fall below the amount that corresponds to the share of the capital stock represented by the individual share. If the capital stock is increased from company funds, instead of a reduction of the conversion price, the potential capital that is available for that purpose is increased by the virtue of law (ss. 218 AktG [Stock Corporation Act]) in the same proportion as the capital stock. The conversion right of the entitled party increases proportionately. If the company reduces its capital during the life of the debenture, the [debenture] bearer's right with regard to the conversion of the debentures into shares drops proportionately to the extent that the capital was reduced. For the purpose of this program, all company decisions with respect to adjustments are final and binding.

                  Unless expressly regulated under the present cif. VII. 1., no rights shall arise from the payment of dividends for any of the participants or beneficiaries, nor from the increase or decrease of the number of shares (irrespective of the class of shares) nor from the dissolution, liquidation, amalgamation or similar measure on the part of the company or on the part of any other company. Unless expressly regulated under the present cif. VII. 1., new share issues (irrespective of the class of shares) or the issuance of other instruments that can be converted into company shares shall not influence the conversion price pursuant to cif.
                  VII. 1. nor the number of shares from potential capital that are available as security for the conversion privilege.

                  The issuance of debentures planned herewith does in no case adversely affect the right of the company to adjust, convert, reorganize or change in any other way its capital stock or its business or corporate structure, to amalgamate, to dissolve or to liquidate the company or to sell off its business or its assets, in full or in part, or to transfer the former or desist from doing so.

         2.       AMALGAMATIONS

                  Without restricting the cif. VII. 1. SUPRA, if an amalgamation or another economically comparable measure is implemented, a debenture refers to the securities or other assets (including cash) that a participant would have received in connection with an amalgamation or an economically comparable other measure if he had already effectively converted any and all debentures that had been issued to him at that time, (i) unless the board of directors, with the consent of the supervisory board, decides in accordance with the subsequent provision (ii) or a loan agreement determines something different, and (ii) the board of directors, with the consent of the supervisory board, is authorized to decide in the event of a dissolution or liquidation of the company, in the event of a sell-off of the entirety or of all essential assets, in the event of an amalgamation or of an economically comparable other measure, a purchase of stock, an exchange of stock or an economically comparable other transaction immediately before such an event takes place that

                  (x) the company has the right to redeem the debentures (independent of their vesting status) at a date immediately before such an event occurs, in particular at such price for each share, which results from a debenture, [as determined] from the subtraction of (A) the value of all assets (including cash payments), which was determined by the board of directors with the consent of the supervisory board and that the shareholders of the company received at the time of the amalgamation or other economically comparable measure with (B) the conversion price of the debentures, or

                  (y) the participants are not in an inferior position with regard to a conversion of their debentures as well as participation in such a transaction than the owners of company shares.

VIII.    FURTHER PROVISIONS

         2.       NO RIGHT TO PURCHASE A DEBENTURE

                  None of the rules contained in this loan agreement shall be construed in such a way as to mean that the participant has a right to purchase or receive additional debentures.

         2.       EMPLOYMENT CONDITIONS

                  No regulation contained in the subscription form or in the present loan agreement shall be construed in such a way as to mean that the participant has a right to continued employment or that [the present agreement] constitutes an employment contract. Moreover, no regulation [contained in the present agreement] affects the right of the company to dismiss a participant after giving notice or without giving notice or to give a notice of termination pending a change of contract (e.g. reduction of compensation or change of other labor-law-related parameters).

         4.       MODIFICATIONS

                  Modifications, supplementations, repeals, renewals or extensions with regard to this loan agreement require the written and explicit consent, provided in the proper format, of both parties. The corresponding [provision] applies also if one party wants to waive the requirement of the written format.

         4.       NOTIFICATIONS

                  All messages and notifications that are required in accordance with the present [agreement] are subject to the written format and shall be delivered personally or sent in advance by facsimile transmission or registered/certified (receipt) mail; receipt is considered to have taken place either at the time the personal delivery is made or after three days' time following the mailing date.

                  Notifications intended for the participant shall be directed, respectively, to the address that is on file in the Human Resources Department of the CE AG [stock corporation]; notifications directed to the company shall be addressed to the "CE Computer Equipment AG, Mitarbeiterbeteiligungsstelle [Employee Participation Office]" at the respective company headquarters.

         5.       PAYMENT OF THE WITHHOLDING TAX

                  The right of the participant to receive a share in the company on the basis of the conversion is subject to the condition that the company pay the [applicable] legal withholding tax on behalf of and at the expense of the participant (e.g. income tax). The company is authorized to withhold from any and all payments with regard to the debentures, including from the issuance of shares, or from the salary paid to the participant the withholding tax, and to take any such other measures that the board of directors and/or the supervisory boards deems necessary to enable the company and the participant to satisfy their legal obligations with respect to paying the withholding tax. This authorization also includes the right of the company to retain shares and undertake cash payments with regard to the former in order to satisfy the tax obligation of the participant.

         6.       OFFICIAL COPIES

                  This loan agreement can be issued in two or more official copies. Each copy is considered an original, and all official copies are jointly considered a document.

         7.       APPLICABLE LAW

                  This loan agreement is subject to the substantive law of the Federal Republic of Germany, excluding the conflict-of-law rule pursuant to which, by way of referral, the law and/or the legal system of another country could become applicable.

         8.       BINDING EFFECTIVENESS

                  This loan agreement is binding for the heirs, the personal representatives, the legal successors and the qualified purchasers, and it is valid for their benefit. No provision or reference [in the present agreement] is intended or should be construed in such a way as to grant rights, legal remedies or claims to any other persons than the parties to the present loan agreement, their heirs, personal representatives, legal successors or qualified purchasers pursuant to or with regard to the present loan agreement or pursuant to a provision contained therein.

         9.       SEVERABILITY CLAUSE

                  If one or several of the provisions outlined previously are or become invalid, ineffective or unfeasible, in their entirety or in part, this shall not impact the effectiveness of the remaining provisions of the present loan agreement. Another provision shall be valid that approximates the original economic meaning and purpose of the invalid, ineffective or unfeasible provision as much as possible instead of the invalid, ineffective or unfeasible provision. The corresponding shall apply for possible loopholes in the present loan agreement.

         10.      HEADINGS

                  The only purpose of the headings in the present loan agreement is to improve readability and clarity. The headings do not affect the meaning of individual provisions or their construction.

         11.      COMPONENTS

                  The Explanation of Terms set forth in APPENDIX 1 and Declaration to Exercise appended as APPENDIX 2 to the present loan agreement are components of the present loan agreement.

                                                APPENDIX 1 TO THE LOAN AGREEMENT


EXPLANATION OF TERMS

The terms that are used in the present loan agreement have the meanings that are defined in the subscription form or in the present APPENDIX 1, unless the factual context warrants a different interpretation.

(a) "SHARES" denote bearer common stock without face value in the CE Computer Equipment AG, respectively with a mathematical value (proportional amount of the capital stock that falls to an individual share certificate) of Euro 1.00 (individual share certificates).

(b)      "SUPERVISORY BOARD" denotes the supervisory board of the company.

(c)      "ISSUE PRICE" denotes the nominal amount of a debenture of E 0.10.

(o) "DECLARATION TO EXECUTE" denotes the declaration by a participant of intending to exercise his conversion privilege with regard to the debentures, attached as APPENDIX 2 to the present loan agreement.

(p) "BANK WORKING DAY" denotes each day on which both the Frankfurt security exchange is open for trading and the banks in the city of Frankfurt/Main are open for normal business.

(q) "CHANGE IN CONTROL" of the corporation is assumed to have taken place when

                  (i) one person has either directly or indirectly come into possession of 50% or more of the securities of the company carrying voting rights that are in circulation at that time; or

                  (ii) an amalgamation or similar measure has taken place involving the company, with the exception, however,
                           (x) of an amalgamation or similar measure of affiliated companies of the group with each other,
                           (y) of an amalgamation or similar measure in which the instruments of the company carrying voting rights that were issued immediately prior to such an event (either by way of them continuing to circulate or by way of the securities having been converted to securities carrying voting rights in particular of the company that results from the amalgamation or of the parent group of said company) represent in conjunction with the portfolio of shares of a trustee pursuant to an employee participation program of the company or of a subsidiary at least fifty percent (50%) of the entire company capital carrying voting rights or of a surviving company or of a parent group of the former immediately after such an amalgamation or similar measure, (z) of a amalgamation or similar measure that was implemented for the purpose of re-capitalizing the company (or a comparable transaction), in which no person acquires or acquired directly or indirectly ownership in the company shares (except for those shares, however, from the company or from a subsidiary that are held by this person directly in another context than the purchase of a company by the company or by a subsidiary), which comprise fifty percent (50%) or more of the then current instruments of the company; or

                  (iii) the shareholders of the company agree to a plan for dissolving the company, or a contractual agreement is implemented that provides for the sale or other kind of relinquishment of the entirety of the assets or of all essential assets of the company by the company.

(g)      "DISABILITY" denotes permanent invalidity pursuant to ss. 44 SGB VI.

(h) "COMPANY" denotes the CE Computer Equipment AG, a stock corporation set up pursuant to the laws of the Federal Republic of Germany.

(i) "PERSON" includes any natural person and corporate body as well as a consolidation of persons (in each case independent of whether a separate legal personality applies or not), with the exception (i) of the company and its subsidiaries, (ii) of a trustee who holds securities of the company in the context of an Employee Participation Program of the company or of its subsidiaries in a fiduciary capacity, or (iii) of a bank or a banking syndicate which temporarily holds securities of the company in the context of an offer involving these securities.

(j) "DEBENTURE" denotes the convertible debenture 2000/2005 in the total nominal amount of E 192,857.20 (in words: Euro one hundred ninety-two thousand eight hundred fifty-seven and 20/1000) floated by the company as the creditor of the loan, certified in 1.928.572 bearer-convertible debentures with equal entitlement in every regard at respectively
         E 0.10, [designated with] the numbers 001 to 1,928,571 which, in accordance with the provisions of the respective subscription form and the respective loan agreement, can be converted into shares of the company.

(k) "PARTICIPANT" denotes an employee or a member of the board of directors of the company.

(l) Giving notice for "VALID REASON" on the part of the participant occurs if a set of circumstances applies which (i) represent a "valid reason" in the sense that this term is defined in the context of the employment or service contract of the respective participant or in the context of a loan agreement, or (ii) justifies a notice of termination pending a change of contract.

(m)      "BOARD OF DIRECTORS" denotes the board of directors of the company

(n) "IMPORTANT REASON " denotes the termination of the employment or service relationship of the participant with the company or with one of its subsidiaries for "important reason" (i) in the sense that this [term] is defined and applicable pursuant to German Labor Law, or (ii) as it is additionally regulated, if necessary, in the respective employment or service contract.

                                                APPENDIX 2 TO THE LOAN AGREEMENT


DECLARATION TO EXERCISE THE CONVERSION PRIVILEGE FOR THE PURCHASED DEBENTURES WITH RESPECT TO _______________________ PURSUANT TO THE CEYONIQ AG EMPLOYEE PARTICIPATION PROGRAM 2001 IN ACCORDANCE WITH THE MORE DETAILED CONDITIONS CONTAINED IN THE SUBSCRIPTION FORM AND THE LOAN AGREEMENT.

Under the Employee Participation Program 2001 of the CEYONIQ AG, I, ____________________________________________ (name of the participant) have purchased as of August 23, 2001, a total of _______________ convertible debentures (the "debentures") of the company at the nominal amount of E 0.10 respectively.

Effective as of _________________ (date of exercise) I am declaring herewith the conversion of a total of ________________ (number of the conversion privileges that are in fact exercised) debentures. I transferred the extra cash payment pursuant to cif. V. 1. of the loan agreement to the account that was provided to me by the company. Therefore, the number of the shares that I am acquiring consequent to the conversion is:

                    _____________________ (number of shares).

Please, credit these shares to my safe-custody account ______________ (number of the account) at the ________________________________________ (name and sorting code of the bank).






---------------------------
Name:
Date:

         CEYONIQ AKTIENGESELLSCHAFT AUTHORIZING RESOLUTIONS


10. A RESOLUTION PASSED REGARDING THE AUTHORIZATION TO ISSUE CONVERTIBLE BONDS BY WAY OF THE CREATION OF A CONDITIONAL CAPITAL FOR THE PURPOSE OF GRANTING CONVERSION RIGHTS TO THE HOLDERS OF THE CONVERTIBLE BONDS BY WAY OF AMENDING THE BYLAWS WITH RESPECT TO A CONDITIONAL CAPITAL AND BY WAY OF AUTHORIZING THE SUPERVISORY BOARD TO AMEND THE BYLAWS;

a) The Board of Directors and the Supervisory Board suggest that the following resolution be passed regarding the authorization to issue convertible bonds:

"The Board of Directors, and, to the extent that members of the Board of Directors are affected, the Company's Supervisory Board, are authorized, in accordance with the following provisions, to issue convertible bonds in the total amount of 192,857.20 Euros:

The Board of Directors, and, to the extent that members of the Board of Directors are affected, the Company's Supervisory Board, are authorized, until August 2, 2005, to issue, once or repeatedly, convertible bonds with a term of up to 5 years, having a value of up to the total nominal amount of 192,857.20 Euros, to the Company's employees, to employees of the Company's affiliates, to members of the Company's Board of Directors and members of the management of the Company's affiliates in one or more allotments.

The shareholders' legally-mandated right to subscribe to the convertible bonds is precluded.

The convertible bonds can be taken over by the Company's employees, by employees of the Company's affiliates, by members of the Company's Board of Directors, and members of the management of the Company's affiliates, who alone are entitled to exercise the rights of conversion (the "entitled parties").

The group of entitled parties and the scope of the rights to acquire the convertible bonds in each case, including the rights of conversion thereunto appertaining, is established by the Company's Supervisory Board insofar as the convertible bonds that are to be issued to the Company's Board of Directors are concerned, and in other respects, by the Company's Board of Directors. The rights that are granted in each case are not transferable.

The convertible bonds may be issued only within a period of ten bank working days (in Frankfurt am Main) from the second bank working day after the press conference regarding the annual statement, the regular general shareholders' meeting, and the publication of the interim report for the first, second, or third quarter of the Company's fiscal year.

The entitled parties acquire the right to convert the convertible bonds, in whole or in constituent amounts, into Company shares. Each 0.10 Euro nominal amount in convertible bonds is entitled to be converted into a bearer share in the Company with no nominal value, which corresponds to a share in the Company's capital stock, in the amount of 1 Euro.

Entitled parties in the United States of America have the right, in addition, to convert the shares that result from the conversion, in whole, or in constituent amounts, into the corresponding number of American depository shares in the Company in accordance with the terms and conditions of the American Depository Receipt (ADR) program that apply in each case.

In the event that a conversion right is exercised, a cash remittance must be made for the acquisition of a unit share. The additional payment corresponds to the conversion price per unit share that is to be acquired on the basis of the conversion, as defined in accordance with the conditions below, minus 0.10 Euros. With respect to the members of the Company's Board of Directors, the Supervisory Board is empowered to determine the exact extent of the additional cash payment, and with respect to all other cases, the Board of Directors is empowered to do so.

The sum to be disbursed (the conversion price) to acquire a unit share to which a share in the capital stock in the amount of 1.00 Euro is allotted, is at least 100% of the stock market price, calculated as either (i) the arithmetical mean of the weighted prices of Company stock that were realized on the Frankfurt securities exchange on the five most recent trading days prior to the issue date of the convertible bonds or (ii), if this is higher, the unit price of the Company's shares in open trading (or, after its possible elimination, the rate that most closely approximates the standard quotation, especially after it is made available) on the day the convertible bonds are issued.

The conversion price is adjusted after the conditions of the loan are determined in greater detail if the Company, during the life of the convertible bonds, while granting a subscription right to its shareholders, either increases its capital or establishes conversion or option rights or obligations to convert, and a subscription right is not granted to the bearer of the convertible bond. The adjustment's intended result is that even after such measures are implemented, and following the effect on the market price that is associated with the measures, the equivalency of the conversion price is assured, in terms of value. Section 9, para. 1 of the Shares Act remains in force, without prejudice. In the event that the capital is reduced, the stock option is reduced in keeping with the relationship of the reduction in capital.

The right of conversion may be exercised only after certain waiting periods have elapsed. The entitled parties outside the United States of America may exercise their conversion rights insofar as a constituent amount of up to 50% is concerned, after two years have elapsed from the time the convertible bonds were issued, at the earliest, and with respect to additional constituent amounts of 1/24 (one twenty-fourth), on a monthly basis thereafter. The entitled parties within the United States of America may exercise their conversion rights with respect to a constituent amount of up to 25% after one year has elapsed since the time the convertible bonds were issued, at the earliest, and with respect to additional constituent sums of 1/36 (one thirty-sixth), on a monthly basis thereafter. After four years have elapsed from the time they were issued, the convertible bonds may be exercised in full. The Supervisory Board is


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empowered to make a different provision for members of the Board of Directors with respect to the waiting period, one that gives due consideration to the term of their service contracts.

An exercise of the rights of conversion, which are, in each case, eligible to be exercised, may be undertaken only within a period of ten bank working days (in Frankfurt am Main) from the second bank working day after the press conference regarding the annual statement, the regular general shareholders' meeting, and the publication of the interim report for the first, second, or third quarter of the Company's fiscal year.

In other respects, the right of conversion may be exercised only if the holder of the convertible bonds is in an employment relationship or service relationship with the Company or an affiliate of the Company and no notice of termination of the working or service relationship has been given by either party. If the holder of the convertible bonds has been given notice of termination by the Company or an affiliate of the Company, and if, at the time the termination was announced, he was already entitled to exercise the right of conversion, he can exercise the right of conversion in the next option exercising period that follows the notice of termination, but only at the percentage that applied to him at the time the notice of termination was given. In the event of the death, retirement, or long-term disability of the entitled party, the holder of the convertible bond, or, in the event of his death, his legal successor, can still exercise his right of conversion up to the fourth exercise period that follows the death, retirement, or occurrence of the long-term disablement, at the latest; thereafter, the convertible bonds eligible for conversion lapse.

In the event that convertible bonds lapse, the Company must disburse to the holder of the convertible bonds the nominal sum of 0.10 Euros.

In the event of the termination of the ties of affiliation of an associated company to the Company, special provisions can be agreed to. In other respects, insofar as the members of the Company's Board of Directors are concerned, the Supervisory Board will be empowered, and in all other instances, the Board of Directors will be empowered, to establish further details of the terms and conditions of the loan, the issuance of and the structure of the convertible bonds, as well as the conversion process. The terms and conditions of the loan can also make provision so that the Company has the right to disburse the value of the shares of stock, minus the nominal sum, or deliver shares that originate from the [Company's] own inventory, or shares that were acquired for this purpose."

b) The Board of Directors and the Supervisory Board suggest that the following resolution for the creation of a conditional capital for the purpose of granting rights of conversion to the holders of convertible bonds, be adopted:

"The Company's capital stock will be increased, conditionally, by up to 1,928,572.00 Euros, by the issue of unit shares in the Company numbered up to unit 1,928,572, issued in the name of the bearer, for the purpose of guaranteeing rights of conversion to the parties entitled to the convertible bonds mentioned under agenda item 10 a, in each case as defined by the terms and conditions of the convertible bonds.


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Accordingly, employees of the Company, employees of the Company's affiliates, members of the Company's Board of Directors and members of the management of the Company's affiliates are entitled parties. The group of entitled parties and the scope of the individual right to acquire the convertible bonds, including the conversion rights thereunto appertaining, is determined by the Company's Supervisory Board insofar as the convertible bonds to be issued to the Company's Board of Directors are concerned, and in other respects by the Company's Board of Directors.

The amount to be remitted (conversion premium) to acquire a unit share, which corresponds to a share in the share capital in the amount of 1.00 Euro, is at least 100% of either (i) the arithmetical mean of the weighted prices of Company stock that were realized on the Frankfurt securities exchange on the five most recent trading days prior to the issue date of the convertible bonds, or (ii), if this is higher, the unit price of the Company's shares in open trading (or, after its possible elimination, the rate that most closely approximates the standard quotation, especially after it is made available) on the day the convertible bonds are issued.

The conversion ratio between convertible bonds and shares is 1:1, that is, each
0.10 Euros nominal amount of the convertible bonds is entitled to be converted into a unit share having a calculated proportion of 1.00 Euro of the capital stock.

The entitled parties in the United States of America are entitled, in addition, to exchange the shares that result from the conversion, in whole, or in constituent sums, into the corresponding number of the Company's American Depository Shares, in accordance with the terms and conditions of the American Depository Receipt ("ADR") program that apply in each case. In the event that the right of conversion is exercised, the entitled parties have to remit a payment, in cash, in that amount by which the sum to issue the shares being acquired exceeds the nominal value of the convertible bond, in order to acquire a unit share.

With respect to the members of the Company's Board of Directors, the Supervisory Board is empowered to establish the exact extent of the cash payment, and for all other cases, the Board of Directors is empowered so to do.

The conditional raising of capital is to be undertaken only to that extent to which the convertible bonds are issued and the bearers of the convertible bonds exercise their rights of conversion to make an exchange for the Company's shares. The shares participate in the profits from the beginning of the fiscal year in which they come into existence as a result of the exercise of the right of conversion. With respect to the members of the Company's Board of Directors, the Company's Supervisory Board is empowered to establish and implement the further details of raising the conditional capital, and with respect to all other persons who are entitled to take over the convertible bonds, the Board of Directors is empowered so to do."

c) The Board of Directors and the Supervisory Board suggest amending ss. 4, para. III, col. 1, and adding additional sentences with respect to the creation of a conditional


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capital for the purpose of granting rights of conversion to the bearers of convertible bonds, so that ss. 4, para. III contains the following language:

"3. The capital stock is conditionally raised by up to 1,928,572.00 Euros, divided into up to 1,928,572 unit shares in the name of the bearer. The conditional raising of the capital serves the purpose of granting conversion rights to the bearers of convertible bonds, for whose issue the general shareholders' meeting passed a resolution of authorization on August 02, 2000. The issue of the new shares takes place in exchange for an additional payment as set forth in the terms and conditions of the authorizing resolution.

The conditional raising of the capital is to be implemented only insofar as use is made of these rights of conversion. The shares participate in the profits from the beginning of the fiscal year in which they come into existence as a result of the exercise of the right of conversion. With respect to the members of the Board of Directors, the Supervisory Board is empowered to establish and implement the further details of raising the conditional capital, and with respect to the other persons who are entitled to take over the convertible bonds, the Board of Directors is empowered so to do."

d) The Board of Directors and the Supervisory Board suggest empowering the Supervisory Board to amend the bylaws in ss. 4, para. III as follows:

"The Supervisory Board is empowered to revise the wording of ss. 4, para. 3 of the bylaws in keeping with each individual exercise of the conversion rights and in keeping with each individual instance in which the conditional capital is used."